Exhibit 99.1

NOVASTAR FINANCIAL, INC.

MONTHLY LOAN ORIGINATION DATA

(dollars in thousands)

(unaudited)

	For the Month Ended December 31,				For the Twelve Months Ended December 31,
	2004	As a % of Total	2003	As a % of Total	2004	As a % of Total	2003	As a % of Total
Non-conforming production volume
Non-conforming
Wholesale	$529,634	73%	$392,503	68%	$5,513,841	65%	$3,507,481	67%
Correspondent/Bulk	72,842	10%	26,311	4%	845,557	10%	279,853	5%
Retail *	126,238	17%	161,034	28%	2,064,963	25%	1,463,644	28%

Total non-conforming production volume	$728,714	100%	$579,848	100%	$8,424,361	100%	$5,250,978	100%

# of funding days in the month	22		22		250		250

Average originations per funding day	$33,123		$26,357		$33,697		$21,004

Retail production volume *
Non-conforming
Sold to non-affiliates	$145,699	34%	$122,290	20%	$2,031,420	29%	$1,049,388	15%
Retained by NMI	126,238	29%	161,034	26%	2,064,963	30%	1,463,644	21%

Total non-conforming	271,937	63%	283,324	46%	4,096,383	59%	2,513,032	36%

Conforming/Government	158,900	37%	327,448	54%	2,845,146	41%	4,556,105	64%

Total retail production volume	$430,837	100%	$610,772	100%	$6,941,529	100%	$7,069,137	100%

*	Branch production volumes are considered a part of our retail operations and are included within the retail production volumes shown above.

NOVASTAR FINANCIAL, INC.

SELECTED NON-CONFORMING LOAN ORIGINATION DATA

(Unaudited)

	For the Month Ended 12/31/2004				For the Month Ended 11/30/2004				For the Month Ended 10/31/04
	Weighted Average Coupon	Weighted Average LTV (A)	Weighted Average FICO	Percent of Total	Weighted Average Coupon	Weighted Average LTV (A)	Weighted Average FICO	Percent of Total	Weighted Average Coupon	Weighted Average LTV (A)	Weighted Average FICO	Percent of Total
Summary by Credit Grade
660 and above	7.12%	85.3%	702	32%	7.01%	84.7%	700	28%	7.06%	85.6%	699	29%
620 to 659	7.41%	83.5%	639	23%	7.30%	82.8%	639	24%	7.37%	83.7%	639	24%
580 to 619	7.81%	82.3%	599	19%	7.80%	82.4%	599	19%	7.79%	81.6%	600	19%
540 to 579	8.35%	79.8%	560	16%	8.29%	79.2%	559	19%	8.28%	78.0%	559	18%
539 and below	8.82%	78.2%	527	10%	8.87%	77.0%	527	10%	8.83%	77.9%	528	10%

	7.67%	82.8%	628	100%	7.65%	82.0%	623	100%	7.66%	82.3%	624	100%

Summary by Program Type
2-Year Fixed	7.80%	83.5%	615	69%	7.79%	82.7%	609	68%	7.81%	82.6%	610	64%
2-Year Fixed Interest-only	6.82%	82.1%	673	15%	6.87%	82.3%	667	14%	7.03%	83.9%	662	17%
3-Year Fixed	7.58%	80.8%	606	2%	7.35%	79.6%	619	3%	7.24%	80.6%	631	3%
3-Year Fixed Interest-only	6.63%	76.6%	666	1%	6.42%	79.4%	651	1%	6.82%	85.2%	673	1%
5-Year Fixed	6.81%	77.9%	648	1%	6.93%	74.1%	651	1%	7.13%	73.7%	636	1%
5-Year Fixed Interest-only	6.67%	80.6%	683	0%	6.89%	76.5%	671	0%	6.78%	79.3%	671	0%
15-Year Fixed	8.11%	75.9%	648	2%	7.78%	73.4%	638	2%	7.96%	73.8%	630	2%
30-Year Fixed	7.52%	76.9%	639	8%	7.60%	77.9%	635	8%	7.62%	78.6%	632	10%
30-Year Fixed Interest-only	7.60%	75.9%	669	0%	7.19%	75.3%	668	0%	7.59%	76.8%	637	0%
Other Products	10.13%	95.6%	676	2%	9.74%	92.9%	673	3%	9.59%	91.7%	669	2%

	7.67%	82.8%	629	100%	7.65%	82.0%	623	100%	7.66%	82.3%	624	100%

(A)	Beginning in January 2004, we changed the way we treat the LTV on second mortgages in our computation of the weighted average LTV. Prior to 2004, we included second mortgage LTV’s on a stand-alone basis in our computation. Typically, these second mortgages have LTV’s of approximately 20%.

We now are combining all second mortgages with their corresponding first mortgages and using a combined LTV (CLTV) in our weighted average calculation.